Exhibit 99.1

SOMERSET HILLS BANCORP ANNOUNCES WILLIAM F. KEEFE AS NEW DIRECTOR

Bernardsville, NJ: Somerset Hills Bancorp (Nasdaq: “SOMH”), the holding company for Somerset Hills Bank, announced today that William F. Keefe has been named as a Director on the Bancorp and Bank boards effective February 25, 2009.

President & CEO Stewart E. McClure, Jr. stated that “In such challenging economic times we anticipate that Mr. Keefe will be a valuable member of our Board bringing his expertise and experience to the table. Mr. Keefe has an extensive background in the financial industry and will be a tremendous asset to our Board of Directors.” It is anticipated that Mr. Keefe will serve on the Audit Committee of the Bancorp and the Asset and Liability Committee of the Bank.

Keefe is a Senior Portfolio Manager with TSP Capital Management Group, LLC in Summit, NJ. He earned his BS in Accounting from Fairleigh Dickenson University. He is a Certified Public Accountant and a member of the NJ State Society of CPA’s.

Somerset Hills Bancorp is a bank holding company for Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Long Valley, Madison, Mendham, Morristown, and Summit New Jersey.  Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers.  The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC, a wholly owned subsidiary licensed to provide financial services, including financial planning, insurance (life& health) mutual funds and annuities for individuals and commercial accounts, and Somerset Hills Title Group, LLC, which, with its partner, Property Title Group, provides title services in connection with the closing of real estate transactions.  The common stock of the company is traded on NASDAQ Global Market under the symbol SOMH.  You can visit our website at www.somersethillsbank.com.